Item 77C

At a special joint meeting of shareholders of Highland Funds II held on December 6, 2013, the results of Proposal I were as follows:

Proposal I:  Election of Trustees.

Highland Funds II:
Trustee Nominees:        No. of Shares

Terrence O. Jones
For                    23,758,927.5281

Withhold                 807,416.6379

John Honis
For                    23,758,412.2011
Withhold                  807,931.9649

Ethan Powell
For                    23,847,473.5701
Withhold                  718,870.5959

Dr. Bob Froehlich
For                    23,708,214.2251
Withhold                  858,129.9409

Timothy K. Hui
For                    23,772,519.1191
Withhold                  793,825.0469

Bryan A. Ward
For                    23,796,330.8201
Withhold                  770,013.3459